SUB-ITEM 77Q3

AIM LIMITED MATURITY TREASURY FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 1/31/2009
FILE NUMBER: 811-05686
SERIES NO.:  2

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $ 917
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class A3                 $ 777
        Class Y                  $  33
        Institutional Class      $ 189

73A.  Payments per share outstanding during the entire current period:
      (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                  $ 0.0865
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class A3                 $ 0.0812
        Class Y                  $ 0.0524
        Institutional Class      $ 0.1002

74U.  1 Number of shares outstanding (000's Omitted)
        Class A                     9,943
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class A3                    12441
        Class Y                     1,116
        Institutional Class         2,231

74V.  1 Net asset value per share (to nearest cent)
        Class A                   $ 10.49
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class A3                  $ 10.49
        Class Y                   $ 10.49
        Institutional Class       $ 10.50